                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 _____________

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                        (AMENDMENT NO. ____________)/1/



                               VOYAGER.NET, INC.
       -----------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
       -----------------------------------------------------------------
                        (Title of Class of Securities)


                                   92906W101
       -----------------------------------------------------------------
                                (CUSIP Number)


                                 JULY 21, 1999
       -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [_] Rule 13d-1(b)

        [_] Rule 13d-1(c)

        [X] Rule 13d-l(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 92906W101                   13G                      Page 2 of 6 Pages
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--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Glenn R. Friedly

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Glenn R. Friedly (FN 1)              4,403,078

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Glenn R. Friedly (FN 1)              4,403,078

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,403,078 (FN 1)
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.8%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 92906W101                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------


ITEM 1(a).     NAME OF ISSUER:

               Voyager.net, Inc.
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4660 South Hagadorn Road, Suite 320, East Lansing, Michigan 48823
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

               Glenn R. Friedly
               -----------------------------------------------------------------


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               3945 Heritage Drive, Suite A1, Okemos, MI 48864
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

               United States
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

               92906W101
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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CUSIP No. 92906W101                   13G                      Page 4 of 6 Pages
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     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

     (a)  Amount beneficially owned:

          4,403,078 (FN 1)
          -----------------------------------------------------------------

     (b)  Percent of class:

          13.8%
          -----------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 4,403,078
                                                         ---------

          (ii)  Shared power to vote or to direct the vote   none
                                                           --------

          (iii) Sole power to dispose or to direct the disposition of  4,403,078
                                                                       ---------

          (iv)  Shared power to dispose or to direct the disposition of none
                                                                        ----

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

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CUSIP No. 92906W101                   13G                      Page 5 of 6 Pages
-------------------                                            -----------------

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF A GROUP.

               Not applicable

ITEM 10.       CERTIFICATIONS.

               Not applicable

_______________________________________
(FN1) Includes 3,163,078 shares of common stock which are held by certain trusts of which Mr. Friedly serves as trustee and includes 372,000 shares of common stock underlying an option granted to Mr. Friedly in connection with Voyager.net's July 21, 1999 initial public offering. Mr. Friedly disclaims beneficial ownership of the shares held by the trusts except to the extent of his direct and indirect pecuniary interest therein.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2000
                                              ----------------------------------
                                                    (Date)

                                              /s/ Glenn R. Friedly
                                              ----------------------------------
                                                  (Signature)

                                              Glenn R. Friedly
                                              ----------------------------------
                                                (Name/Title)